Exhibit 99.1

NEWS RELEASE
For Immediate Release
March 13, 2018	Nasdaq Capital Markets - GTIM

Good Times Restaurants, Inc. Announces Agreement with Principal Shareholders and Former Directors

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick service restaurant chain focused on fresh, high quality, all natural products and Bad Daddy’s Burger Bar, a full service, upscale concept today announced that it has entered into an agreement with Delta Partners, LP (“Delta Partners”) and REIT Redux LP (“REIT Redux”), principal shareholders of the Company, and Robert Stetson and Charles Jobson, former members of the Company’s Board of Directors, whereby the Company will prior to its 2018 Annual Meeting of Shareholders reduce the number of its Directors from seven to five and, with the support of Delta Partners and REIT Redux, nominate for election at the meeting as members of its Board of Directors Messrs. Stetson and Jobson, the Company’s President and Chief Executive Officer Boyd Hoback, its Chairman Geoffrey Bailey and Jason Maceda, Senior Vice President, Baskin-Robbins U.S. and Canada.  Mr. Hoback stated that, “We are confident that the members of the restructured Board will work together for the continued long-term enhancement of shareholder value.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all-natural hamburgers, 100% all-natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 36 restaurants.

GTIM owns, operates, franchises and licenses 27 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC.

Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

GOOD TIMES RESTAURANTS INC INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO, (303) 384-1411
Ryan Zink, Chief Financial Officer (303) 384-1432
Christi Pennington (303) 384-1440